EXHIBIT 99.6

PT Network Intermediate Holdings, LLC

Consolidated Financial Reports

December 31, 2020 and 2019

Contents

Independent Auditors’ Report	1
Financial Statements of PT Network Intermediate Holdings, LLC
Consolidated Balance Sheets as of December 31, 2020 and 2019	2
Consolidated Statements of Operations for the Years Ended December 31, 2020 and 2019	3
Consolidated Statements of Mezzanine Equity and Permanent Equity for the Years Ended December 31, 2020 and 2019	4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	5
Notes to Consolidated Financial Statements	6-25
Schedule I: Condensed Parent Company Financial Statements	26-28
Notes to Schedule I: Condensed Parent Company Financial Statements	29-30

Independent Auditors’ Report

To the Members and Board of Managers

PT Network Intermediate Holdings, LLC

We have audited the accompanying consolidated balance sheets of PT Network Intermediate Holdings, LLC (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, mezzanine equity and permanent equity, and cash flows for the years then ended, and the related notes and schedule I listed in the table of contents (collectively referred to as the "financial statements").

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Tampa, Florida

March 22, 2021

Assets	**2020**	**2019**
Current assets:		
Cash and cash equivalents	$ 11,999,888	$ 3,485,362
Accounts receivable, net	31,328,970	23,136,280
Prepaid expenses and other current assets	4,576,181	3,384,788
Total current assets	47,905,039	30,006,430
Property and equipment, net	9,684,511	12,816,117
Goodwill	196,254,142	196,254,142
Identifiable intangible assets, net	7,637,479	9,140,777
Other assets	1,638,172	916,517
Total assets	$ 263,119,343	$ 249,133,983
Liabilities, mezzanine equity, and members' equity		
Current liabilities:		
Accounts payable - trade	$ 3,175,664	$ 4,176,662
Accrued expenses:		
Accrued compensation expenses	14,624,625	9,276,579
Accrued interest and commitment fees	1,818,958	2,075,610
Other accrued expenses	2,380,333	2,045,793
Current maturities of long-term debt	1,277,189	957,892
Other current liabilities	8,413,019	1,984,514
Total current liabilities	31,689,788	20,517,050
Accrued interest - PIK notes	2,100,734	2,074,971
Long-term debt, net	199,482,120	179,757,662
Other non-current liabilities	6,563,087	2,804,669
Deferred rent	3,640,030	4,374,066
Total liabilities	243,475,759	209,528,418
Commitments and contingencies (see Note 7)		
Mezzanine equity		
Redeemable preferred interests	14,948,957	11,433,257
Equity		
Members' equity - common interests	4,694,627	28,172,308
Total liabilities, mezzanine equity, and members' equity	$ 263,119,343	$ 249,133,983

See notes to consolidated financial statements.

	2020	2019
Cash flows from operating activities:		
Net loss	$ (23,461,981)	$ (31,306,935)
Adjustments to reconcile net loss to net cash used in operating activities:		
Depreciation and amortization	7,256,843	8,412,401
Provision for doubtful accounts	4,096,158	3,311,462
Interest paid-in-kind (PIK)	9,710,809	9,944,550
Loss on extinguishment of debt	-	1,042,822
Changes in operating assets and liabilities:		
Accounts receivable, net	(12,288,849)	(386,603)
Prepaid expenses and other assets	(1,913,047)	(2,006,582)
Accounts payable and accrued expenses	4,365,501	(4,991,212)
Other liabilities	2,438,079	(1,210,817)
Deferred rent	(734,036)	(307,895)
Medicare Accelerated and Advance Payment Funds	7,770,162	-
Net cash used in operating activities	(2,760,361)	(17,498,809)
Cash flows from investing activities:		
Purchases of property and equipment	(1,245,902)	(1,403,420)
Other	-	(20,000)
Net cash used in investing activities	(1,245,902)	(1,423,420)
Cash flows from financing activities:		
Borrowings on revolving facilities	-	2,962,141
Payments on revolving facilities	-	(7,962,141)
Debt issuance costs	-	(2,539,786)
Principal payments on long-term debt	(957,892)	-
Paycheck Protection Program Loan Proceeds	10,000,000	-
Member contributions	3,500,000	19,950,000
Other	(21,319)	(78,346)
Net cash provided by financing activities	12,520,789	12,331,868
Net increase (decrease) in cash and cash equivalents	8,514,526	(6,590,361)
Cash and cash equivalents - Beginning of period	3,485,362	10,075,723
Cash and cash equivalents - End of period	$ 11,999,888	$ 3,485,362
Supplemental disclosure of cash flow information:		
Cash paid for interest	$ 9,361,635	$ 10,900,534
Non-cash investing and financing activities:		
Capital expenditures accrued or payable	$ 59,435	$ 128,994
PIK interest converted to long-term debt	$ 9,685,046	$ 7,869,579
Increase in debt obligations in lieu of payment of debt issuance costs	$ -	$ 595,334
Accretion of redeemable preferred interests	$ 1,415,700	$ 663,257

See notes to consolidated financial statements.

Note 1. Nature of Business and Significant Accounting Policies

Nature of Business

PT Network Intermediate Holdings, LLC (PTNIH), is a limited liability company formed in the State of Delaware on September 16, 2013. PTNIH wholly owns PT Network, LLC (PTN). PT Network, LLC, d/b/a Pivot Physical Therapy, operates outpatient physical therapy and occupational health clinics that provide physical therapy, sports medicine and athletic training, aquatic therapy, work injury, and sports performance and wellness services. Services are provided at locations throughout Maryland, Virginia, West Virginia, Washington, D.C., Pennsylvania, Delaware, and North Carolina. Additionally, Pivot Physical Therapy provides on-site physical therapy, occupational therapy, and athletic training to job sites across the country.

PTNIH operates directly through its subsidiaries, PT Network, LLC, Bayside Physical Therapy, LLC, Cambridge Physical Therapy and SportsCare, LLC, Glen Burnie Physical Therapy & Sports Care, LLC, Maryland SportsCare & Rehab, L.L.C., Maryland Sports Care & Rehabilitation of Salisbury, LLC, Professional SportsCare & Rehab, LLC, Professional SportsCare & Rehab of West Virginia, LLC, Professional SportsCare, LLC, Professional Sportscare & Rehab Associates, LLC, Southern Delaware SportsCare and Rehabilitation, LLC, PTN Transportation, LLC, ActivCare Physical Therapy, LLC, Pivot Occupational Health Holdings LLC, Pivot Athletic Training, LLC, Allegheny &

Chesapeake Physical Therapists Incorporated, Omega Medical Center LLC, Tidewater Physical Therapy, LLC, PhysioHealth, LLC, Dynamic Therapy Services of Pennsylvania, LLC, Dynamic Therapy Services, LLC, Pivot Physical Therapy of Pennsylvania, LLC, PTCG, LLC, Pivot Health Professionals, P.C., and Onsite Innovations, LLC (collectively, the Company).

The 26 consolidated entities include a holding company, 24 physical therapy, athletic training, and occupational health companies and a transportation company. The operating entities earn revenue directly from patient care through their clinic and Onsite Innovations, LLC locations. The clinics primarily generate business from physician referrals. The principal sources of payment for the clinics’ services are commercial health insurance, Medicare, Medicaid, workers’ compensation insurance and proceeds from personal injury cases. Services provided at Onsite Innovations, LLC locations are contract based and the contracted party is the single source of payment.

Significant Accounting Policies

A summary of the Company’s significant accounting policies follows:

Basis of Accounting

The accompanying consolidated financial statements have been prepared using the accrual basis of accounting, whereby revenue is recognized when services are rendered and expenses are recognized when incurred, in accordance with accounting principles generally accepted in the United States (GAAP).

Principles of Consolidation

The consolidated financial statements include the accounts and operations of the Company. All intercompany balances, transactions and amounts have been eliminated in consolidation.

Cash and Cash Equivalents

The Company maintains its cash and cash equivalents at various financial institutions. The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. The combined account balances at several institutions typically exceed Federal Deposit Insurance Corporation (FDIC) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risk on cash and cash equivalents.

Revenue Recognition

Physical Therapy Revenues

Revenues are recognized in the period in which services are rendered. Physical therapy revenues, which are included in net revenues in the consolidated statements of operations, consists of revenues for physical therapy and occupational therapy clinics that provide pre-and post-operative care and treatment for orthopedic related disorders, sports-related injuries, preventative care, rehabilitation of injured workers and neurological-related injuries. Physical therapy revenues (patient revenues less estimated contractual adjustments), are recognized at the estimated net realizable amounts from third-party payers, patients and others in exchange for services rendered when obligations under the terms of the contract are satisfied. There is an implied contract between the Company and the patient upon each patient visit. Generally, this occurs as the Company provides physical and occupational therapy services, as each service provided is distinct and future services rendered are not dependent on previously rendered services. The Company has agreements with third-party payers that provide for payments to the Company at amounts different from its established rates. See below for further discussion on variable consideration and allowance for doubtful accounts estimates.

Industrial injury prevention services revenues

Revenues from the industrial injury prevention business, which are also included in net revenues in the consolidated statements of operations, are derived from onsite services provided to clients’ employees including injury prevention, rehabilitation, ergonomic assessments and performance optimization. Revenue from the Company’s industrial injury prevention business is recognized when obligations under the terms of the contract are satisfied. Revenues are recognized at an amount equal to the consideration the Company expects to receive in exchange for providing injury prevention services to its clients. The revenue is determined and recognized based on the contractual terms with the third party under the series guidance of ASC 606. Variable fees, which can include per-hour or per-event charges, are recognized in the period that the underlying services are performed based on the variable consideration exception applicable for services that comprise a series.

Other revenues

The Company recognizes revenue for services provided to schools and industrial worksites, for physical or occupational therapy services, and athletic trainers and gym membership fees, which are also included in net revenues in the consolidated statements of operations. Contract terms and rates are agreed to in advance between the Company and third parties. Services are typically performed over the contract period and revenue is recorded as the services are rendered. If the services are paid in advance, revenue is recorded as a contract liability over the period of the agreement and recognized over time as the services are performed, generally under the series guidance.

The Company had disaggregated revenues for the years ended December 31, 2020 and 2019 as follows:

The Company recorded a contract liability of $242,048 and $979,045 at December 31, 2019 and 2018, respectively, for services that were billed to certain industrial injury prevention clients but services had not yet been rendered. Approximately $242,048 and $781,131 of this liability was subsequently earned and recognized as part of operating revenues during 2020 and 2019, respectively. As of December 31, 2020, the contract liability balance was $322,610 and is expected to be recognized over the next year.

As discussed in Note 14, in 2020, the Company received advanced payments totaling $7,770,162 under the Medicare Accelerated and Advance Payments Program. The advance represents a contract liability for services to be performed in 2021 and 2022. The advance will be recognized as revenue and the contract liability offset as the related services are performed over the next 12 to 18 months.

Revenue recognized for the years ended December 31, 2020 and 2019 from performance obligations partially satisfied in prior periods was not material and there were no material contract assets as of December 31, 2020 and 2019. The Company applied the practical expedients related to the series guidance and shorter-term (original contract term of one year or less) to not disclose the aggregate transaction price allocated to unsatisfied performance obligations.

The Company does not capitalize any costs to obtain or fulfill a contract.

Accounts Receivable, net

Substantially all of the Company’s accounts receivable are related to providing healthcare services to patients whose costs are primarily paid by federal and state governmental authorities, managed care health plans, commercial insurance companies, and workers’ compensation and employer programs. The Company reports accounts receivable at an amount equal to the consideration the Company expects to receive in exchange for providing healthcare services to its patients, which is estimated using contractual provisions associated with specific payers, historical reimbursement rates, and an analysis of past experience to estimate potential adjustments.

The Company also has certain receivables that are related to providing healthcare services to patients whose costs are primarily paid by local governments and other third parties. The Company reports these receivables at an amount equal to the consideration the Company expects to receive in exchange for providing healthcare services to its patients.

Allowance for Doubtful Accounts

The Company writes off amounts that have been deemed to be uncollectible. The Company writes off uncollectible invoices when appropriate collection efforts have been exhausted. The allowance for doubtful accounts is included in accounts receivable, net on the consolidated balance sheets.

Security Deposits

The Company has recorded $892,228 and $916,517 of refundable security deposits as of December 31, 2020 and 2019, respectively, for various physical therapy and occupational health clinics in other assets in the consolidated balance sheet.

Long-Lived Assets

Property and equipment, net

Property and equipment, net is stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the improvements or the remaining lease term.

The general range of useful lives is as follows:

Computer equipment and software	3 years
Furniture and office equipment	7 years
Medical equipment	7 years
Leasehold improvements	1-10 years

Finite-lived Intangible Assets

Intangible assets that have finite useful lives are amortized over their useful lives and reported at cost less accumulated amortization and impairment losses, if applicable. The Company's finite-lived intangible assets consist of customer relationships and trade name assets associated with the Company’s historical acquisitions.

Impairment of Long-Lived Assets

Long-lived assets are not required to be tested for impairment annually. However, long-lived assets are tested for impairment whenever circumstances indicate that the carrying amount of the asset may not be recoverable, such as when the disposal of such assets before the end of its previously estimated useful life is likely or there is an adverse change in the market involving the business employing the related assets. The impairment test first requires an assessment of the recoverability of the asset by comparing the net future cash flows of the asset to the carrying value of the asset. The net cash flows of the asset are estimated on an undiscounted, pre-tax basis, and should be based on future cash inflows expected from use of the asset over its remaining useful life, less expected future cash outflows necessary for maintenance, and cash flows associated with the eventual disposition of the asset. If the carrying value of the asset exceeds the net future cash flows of the asset, the asset would not be deemed to be recoverable. An impairment of the asset would then be recognized in an amount equal to the excess of the asset’s carrying value over its estimated fair value, calculated based on the discounted cash flows of the asset.  Significant judgments used for long-lived asset impairment assessments include determining whether events of circumstances indicate that the carrying value of the asset may not be recoverable, identifying asset groupings, identifying the primary assets within each asset grouping, and estimating projected cash flows attributable to the asset grouping. The valuation of long-lived assets at estimated fair value, when required, is performed using Level 2 or Level 3 fair value inputs. There were no impairment charges related to long-lived assets in 2020 or 2019.

Goodwill

The Company records goodwill for the excess purchase price over the fair value of the identifiable net assets acquired in business combinations. The fair value of goodwill is evaluated for impairment annually, or earlier upon the occurrence of substantive unfavorable changes in economic conditions, industry trends, costs, or cash flows. The impairment test requires judgment, including the identification of reporting units, the assignment of assets, liabilities and goodwill to reporting units, and the determination of fair value of each reporting unit if a quantitative test is performed. If management believes that as a result of our qualitative assessment it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required. The Company has identified a total of three reporting units, of which two reporting units have been allocated goodwill.

An impairment loss generally would be recognized when the carrying value of a reporting unit exceeds the estimated fair value of equity of the reporting unit. The estimated fair value of a reporting unit is determined by employing income and market approaches. Included in the income and market approaches are assumptions regarding projected revenue, profitability, and capital requirements for each reporting unit. The projected cash flows of each reporting unit are discounted back to the present value to estimate the fair value of each reporting unit as of the impairment testing date under the income approach. Under the market approach, a market multiple is applied to historical and / or projected financial information to estimate the fair value of each reporting unit as of the impairment testing date. The financial projections for each reporting unit are based on management’s knowledge of the industry, management’s understanding of each reporting unit’s recent transactions, and management’s expectations for each reporting unit’s operations. If the financial projections for a reporting unit fail to materialize, the resulting decline in estimated fair values could result in an impairment charge to the goodwill associated with the respective reporting unit. The valuation of goodwill at estimated fair value, when required, is performed using Level 2 or Level 3 fair value inputs.

The Company assessed goodwill for impairment for the two reporting units with goodwill and did not identify any evidence of impairment with respect to goodwill for either reporting unit as of the assessment date.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, accounts receivable, net, accounts payable, accrued expenses, and our line-of-credit approximate fair value due to the short maturity of these instruments. The carrying amount of long-term debt approximates fair value because the interest rates fluctuate with market interest rates. The fair value of debt estimates are based on Level 2 inputs.

Fair Value Measurements

The Company follows the Financial Accounting Standards Board (FASB) authoritative guidance for fair value measurements, which defines fair value as the estimated price at which an asset can be sold or a liability settled in an orderly transaction to a third party under current market conditions, and establishes a framework for measuring fair value in accordance with GAAP.

Debt Issuance Costs

Costs associated with acquiring debt are capitalized as debt issuance costs. Debt issuance costs related to a recognized debt liability are presented in the consolidated balance sheets as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. These costs are amortized over the term of the related loans using the straight-line method, which is not materially different than the effective interest method, and are included in interest expense in the consolidated statements of operations.

Deferred Rent

Rent payments on operating leases are recognized as an expense on a straight-line basis over the related lease term, which includes renewal options that are reasonably assured of exercise. Generally, renewal options are not considered reasonably assured of exercise. Deferred rent is based on cumulative rent expense that is in excess of amounts paid to date. The liability as of December 31, 2020 and 2019 was $2,035,019 and $2,228,670, respectively, and is reported as part of deferred rent in the consolidated balance sheets.

When the Company receives a tenant improvement allowance, it records a liability which is then amortized as a reduction of rent expense over the related lease term. The liability for tenant improvement allowances, net of amortization, as of December 31, 2020 and 2019 was $1,605,011 and $2,145,396, respectively, and is reported as part of deferred rent in the consolidated balance sheets.

Corporate Costs

Corporate costs consist primarily of salaries and benefits of corporate office personnel, rent, insurance costs, depreciation and amortization, travel, legal, compliance, professional, marketing and recruiting fees.

Income Taxes

The Company was formed as a limited liability company under the Delaware Liability Company Act and provisions of the Internal Revenue Code. One subsidiary of the Company is a C Corporation for which a provision for income taxes has been included in the financial statements. These consolidated financial statements contain no provision for income taxes or benefits for PTNIH and its subsidiaries, other than for the subsidiary described above, as taxable income or loss is reported by the members on their individual income tax returns. The Company’s Operating Agreement provides for the division of LLC profits and losses to the members and the perpetual existence of the entity.

Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to or disclosure in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingencies, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used for, but not limited to: amounts realizable for services performed, estimated useful lives of assets, the valuation of goodwill and intangible assets, amounts payable for self-insured losses, and the computation of income taxes. Future events and their effects cannot be predicted with certainty; accordingly, the Company’s accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of the financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as the Company’s operating environment changes. The Company’s management evaluates and updates assumptions and estimates on an ongoing basis. Actual results could differ from those estimates.

Reclassifications

The Company made certain reclassifications of prior year amounts to conform to the current year presentation. Such reclassifications had no impact on previously reported net loss.

Recently Adopted Accounting Guidance

In May 2014, March 2016, April 2016, and December 2016, the FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, ASU 2016-08, Revenue from Contracts with Customers, Principal versus Agent Considerations, ASU 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing, ASU 2016-12, Revenue from Contracts with Customers, Narrow Scope Improvements and Practical Expedients, and ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customer (collectively “New Revenue Standard”), respectively, which supersede most of the existing revenue recognition requirements. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. The New Revenue Standard is effective for the Company for annual periods beginning after December 15, 2018 (as amended in August 2015 by ASU 2015-14, Deferral of the Effective Date).

The Company implemented the New Revenue Standard beginning January 1, 2019 using the modified retrospective transition method. The adoption of the New Revenue Standard did not result in any material changes to the Company’s financial statements other than the requirement to include incremental quantitative and qualitative disclosures such as certain disaggregation of revenue disclosures.

The Company completed the adoption of ASU 2016-13, Financial Instruments – Credit Losses  on January 1, 2020. The financial instruments subject to ASU 2016-13 are the Company’s accounts receivable derived from contracts with customers. A significant portion of the Company’s accounts receivable are from highly-solvent, creditworthy payers including governmental programs such as Medicare and Medicaid, and highly regulated commercial insurers. The Company’s estimate of expected credit losses as of January 1, 2020, using its expected credit loss evaluation process, resulted in no adjustments to the allowance for credit losses and no cumulative-effect adjustment to retained earnings on the adoption date of the standard.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment (Topic 350), which eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment change. The Company completed the adoption of this standard effective January 1, 2020 and there was no impact to goodwill from the Company’s adoption of this change.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. This amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). This generally means that an intangible asset is recognized for the software license and, to the extent that the payments attributable to the software license are made over time, a liability also is recognized. If a cloud computing arrangement does not include a software license, the entity should account for the arrangement as a service contract. This generally means that the fees associated with the hosting element of the arrangement are expensed as incurred. The amendment is effective for annual and interim periods beginning after December 15, 2019, with early adoption permitted. The Company implemented the new standard on January 1, 2020 and capitalized certain implementation costs that were incurred in a cloud computing arrangement that is a service contract related to system conversions. The total amount of costs that were capitalized as of December 31, 2020 was $742,815. The Company assigned useful lives of 3 – 5 years to these costs based on the term of the underlying service contract. Costs are amortized to general and administrative costs on the consolidated statements of operations. These costs are presented as components of prepaid expenses and other current assets and other assets on the consolidated balance sheets as of December 31, 2020.

Recently Issued Accounting Guidance

In February 2016, the FASB issued amended accounting guidance (ASU 2016-02, Leases) which replaced most existing lease accounting guidance under GAAP. Among other changes, the amended guidance requires that a right-to-use asset, which is an asset that represents the lessee’s right to use, and a lease liability, which is a lessee’s obligation to make lease payments arising for an operating lease measured on a discounted basis, be recognized on the balance sheet by lessees. The amended guidance is effective for the Company starting in the year ended December 31, 2021. Entities can use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements or recognize the cumulative effect of applying the new standard as an adjustment to the opening balance of equity.

The Company has operating leases for each of its clinic and certain corporate locations, as well as equipment. As a result, the Company will recognize right of use assets and lease liabilities on the consolidated balance sheet upon adoption of the new leasing standard. Operating lease expense will continue to be recognized as occupancy costs on a straight-line basis over the respective lease terms in the consolidated statement of operations. The Company implemented the new standard beginning January 1, 2021, and elected certain practical expedients, including the expedient that permits the Company to retain its existing lease assessment and classification. The Company also elected the transition method in ASU 2018-11, Leases (Topic 842):Targeted Improvements which allows the Company to recognize a cumulative effect adjustment of the standard adoption to the opening balance of equity at the adoption date. The Company continues to evaluate the impact that the pronouncement will have on the Company's financial statements, including footnote disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides temporary optional expedients and exceptions to the guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. The new guidance was effective upon issuance, and the Company is allowed to elect to apply the amendments prospectively through December 31, 2022. Borrowings under the Amended Credit Agreement bear interest based on LIBOR or an alternate base rate. Provisions within the agreement currently provide the Company with the ability to replace LIBOR with a different reference rate in the event LIBOR ceases to exist. The impact of the adoption was immaterial.

Note 2. Goodwill and Intangible Assets, net

Goodwill

The carrying amount of goodwill as of December 31, 2020 and 2019 was $196,254,142. There were no additions, disposals, or goodwill impairments that occurred for the years ended December 31, 2020 and 2019.

Intangible Assets, net

The balance and activity of finite-lived intangible assets is shown in the tables below:

	Useful Life ranges	Intangible Assets, net, balance as of December 31, 2018	Amortization Expense	Intangible Assets, net, balance as of December 31, 2019
Trade names, net of accumulated amortization of $3,690,772 and $3,889,800 as of December 31, 2018 and 2019, respectively	1 - 7 years	$1,062,519	$199,028	$ 863,491
Customer relationships, net of accumulated amortization of $2,156,874 and $3,461,144 as of December 31, 2018 and 2019, respectively	9 years	$9,581,556	$1,304,270	$ 8,277,286

	Useful Life ranges	Intangible Assets, net, balance as of December 31, 2019	Amortization Expense	Intangible Assets, net, balance as of December 31, 2020
Trade names, net of accumulated amortization of $3,889,800 and $4,088,828 as of December 31, 2019 and 2020, respectively	1 - 7 years	$863,491	$199,028	$ 664,463
Customer relationships, net of accumulated amortization of $3,461,144 and $4,765,414 as of December 31, 2019 and 2020, respectively	9 years	$8,277,286	$1,304,270	$ 6,973,016

Amortization of intangible assets, net, is recognized on a straight-line basis over the estimated useful lives of intangible assets. No impairments of finite-lived intangible assets were recorded for the years ended December 31, 2020 and 2019. Estimated amortization expense of the Company’s finite-lived intangible assets for each of the five succeeding years and thereafter is as follows:

Note 3. Property and Equipment, net

Property and equipment consists of the following at December 31, 2020 and 2019:

Depreciation expense was $4,436,943 and $5,372,027 for the years ended December 31, 2020 and 2019, respectively. There were no impairments recorded for the years ended December 31, 2020 and 2019.

Note 4.  Net Revenues and Accounts Receivable, net

Medicare/Medicaid and Blue Cross entities represent approximately 37% and 25% of third-party payer net patient service revenue, respectively, for the years ended December 31, 2020 and 2019. The remaining 38% represents various other commercial payers and patients.

Medicare Reimbursement

The Medicare program reimburses outpatient rehabilitation providers based on the Medicare Physician Fee Schedule (‘‘MPFS’’). For services provided in 2019, a 0.25% increase was applied to the fee schedule payment rates before applying the mandatory budget neutrality adjustment. For services provided in 2020 through 2025, a 0.0% percent update will be applied each year to the fee schedule payment rates, before applying the mandatory budget neutrality adjustment. However, in the 2020 MPFS Final Rule, CMS proposed an increase to the code values for office/outpatient evaluation and management (E/M) codes and cuts to other codes to maintain budget neutrality of the MPFS. This change in code valuations was to become effective January 1, 2021. Under the 2021 MPFS Final Rule, reimbursement for the codes applicable to physical/occupational therapy services were to be reduced by approximately 9% in the aggregate. The 9% reduction in payment was addressed by the Consolidated Appropriations Act, 2021 (“Act”) signed into law on December 27, 2020. Based on various provisions in the Act, the Company now estimates that the Medicare rate reduction for the full year of 2021 will be approximately 3.5% in aggregate.

CMS adopted a multiple procedure payment reduction (“MPPR”) for therapy services in the final update to the MPFS for calendar year 2011. The MPPR applied to all outpatient therapy services paid under Medicare Part B — occupational therapy, physical therapy and speech-language pathology. Under the policy, the Medicare program pays 100% of the practice expense component of the Relative Value Unit (“RVU”) for the therapy procedure with the highest practice expense RVU, then reduces the payment for the practice expense component for the second and subsequent therapy procedures or units of service furnished during the same day for the same patient, regardless of whether those therapy services are furnished in separate sessions. Since 2013, the practice expense component for the second and subsequent therapy service furnished during the same day for the same patient was reduced by 50%. In addition, the MCTRA directed CMS to implement a claims-based data collection program to gather additional data on patient function during the course of therapy in order to better understand patient conditions and outcomes. All practice settings that provide outpatient therapy services are required to include this data on the claim form. Since 2013, therapists have been required to report new codes and modifiers on the claim form that reflect a patient’s functional limitations and goals at initial evaluation, periodically throughout care, and at discharge. Reporting of these functional limitation codes and modifiers are required on the claim for payment.

Medicare claims for outpatient therapy services furnished by therapy assistants on or after January 1, 2020 must include a modifier indicating the service was furnished by a therapy assistant. Outpatient therapy services furnished on or after January 1, 2022 in whole or part by a therapy assistant will be paid at an amount equal to 85% of the payment amount otherwise applicable for the service.

Statutes, regulations, and payment rules governing the delivery of therapy services to Medicare beneficiaries are complex and subject to interpretation. Management believes that the Company is in compliance, in all material respects, with all applicable laws and regulations and are not aware of any pending or threatened investigations involving allegations of potential wrongdoing that would have a material effect on the our financial statements as of December 31, 2020. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties, and exclusion from the Medicare program.

Accounts receivable, net consist of the following at December 31, 2020 and 2019:

Below is a rollforward of the allowance for doubtful accounts for the years ended December 31, 2020 and 2019:

Medicare/Medicaid and commercial insurance providers represent approximately 18% and 15%, and 60% and 65% respectively, of gross accounts receivable at December 31, 2020 and 2019. The remainder is due from patients. Accounts receivable are carried based on total patient charges. The contractual allowances include estimates for third-party contractual and other adjustments. Management determines the allowance for doubtful accounts by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible.

Contractual allowances result from the differences between the rates charged for services performed and expected reimbursements by both insurance companies and government sponsored healthcare programs for such services. Medicare regulations and the various third party payers and managed care contracts are often complex and may include multiple reimbursement mechanisms payable for the services provided in our clinics. The Company estimates contractual allowances based on its interpretation of the applicable regulations, payer contracts, and the historical collection experience of the clinic and apply an appropriate contractual allowance reserve percentage to the gross accounts receivable balances for each clinic. Based on management’s historical experience, calculating the contractual allowance reserve percentage at the clinic level is sufficient to allow the Company to provide the necessary detail and accuracy with its collectability estimates. However, the services authorized and provided and related reimbursement are subject to interpretation that could result in payments that differ from the Company’s estimates. Payer terms are periodically revised necessitating continual review and assessment of the estimates made by management. The Company’s billing systems may not capture the exact change in contractual allowance reserve estimate from period to period. Therefore, in order to assess the accuracy of revenues and hence contractual allowance reserves, management compares cash collections to corresponding net revenues measured both in the aggregate and on a clinic-by-clinic basis.

Note 5. Long-Term Debt, net

Prior to the year ended December 31, 2019, the Company’s operating subsidiary, PTN, previously entered into an amended and restated credit agreement for commitments of $130,000,000 term loan, $10,000,000 revolving line-of-credit and $50,000,000 delayed draw term loan (First Lien Facilities). There was no outstanding balance on the First Lien Facilities delayed draw term loan at December 31, 2018. The outstanding balances on the First Lien Facilities initial term loan and revolving line-of-credit were $127,718,900 and $5,000,000, respectively, at December 31, 2018. In addition to the First Lien Facilities, PTN entered into a credit agreement with a different lender for commitments of $49,000,000 term loan, and $11,000,000 delayed draw term loan (Second Lien Facilities). The outstanding balances on the Second Lien Facilities initial term loan and delayed draw term loan were $49,000,000 and $1,000,000, respectively, at December 31, 2018.

All loans under the credit agreements were collateralized by all of PTN’s assets and PTNIH’s member equity interests.

All facilities under the First Lien Credit Facilities were to mature on November 30, 2021. All facilities under the Second Lien Facilities were to mature on April 12, 2023. The credit agreements were subject to certain financial and non-financial covenants.

In January 2019, PTN was unable to meet its obligation for scheduled interest payments and loan commitment fees in accordance with the terms of the First Lien Facilities and Second lien Facilities, resulting in default of the credit agreements. In response to this default, PTN’s lenders executed forbearance agreements and amended credit agreements with its First Lien Agent, the Second Lien Agent, each First Lien Lender and each Second Lien Lender.

In April 2019, the First Lien Agent, the Second Lien Agent, each First Lien Lender and each Second Lien Lender entered into a Restructuring Support Agreement (RSA) with respect to a proposed restructuring of the Loan Parties, which provided for consensual restructuring of the Company’s debt and equity structure (Restructuring). This agreement was amended and restated in June 2019.

The forbearance agreements were amended and extended up to the closing date, and terminated on June 28, 2019, upon execution of the restructured credit agreements.

At Restructuring closing, the Second Lien Lenders contributed cash of $15,000,000 on a pro-rata basis to PTNIH in exchange for $6,000,000 of voting Class A common units and $9,000,000 of non-voting preferred units. Preferred units have a preferred return of LIBOR (floor of 1%) plus 10% compounded annually, on unreturned preferred unit invested capital, and preferred distribution rights. The funds were then contributed by PTNIH to PTN and used for the following purposes: (i) to pay-off the First Lien revolving line-of-credit and accrued interest; (ii) to pay forbearance fees due on the First Lien credit agreement; (iii) to pay accrued interest on the First Lien term loan and revolving line-of-credit, fees and expenses; and (iv) to pay legal fees. The remaining funds were available for general business purposes.

The RSA and PTNIH’s amended and restated LLC agreement provide for the Second Lien Lenders to contribute up to an additional $10,000,000 on a delayed draw basis as needed by the Company. This additional funding, if needed, will be exchanged for up to $4,000,000 of voting Class A common units and $6,000,000 of non-voting preferred units. Refer to Note 11 for additional information on contributions made under this commitment for years ended 2020 and 2019.

In addition, the RSA and a separate Carveout, Intercreditor and Subordination Agreement and Release dated as of June 28, 2019 (the Sale Carveout Agreement), provide for Sale Carveout Rights and Transaction Bonus Rights (as each term is defined in the Sale Carveout Agreement) for certain current and former employees, in the event of a future sale or change in control transaction.

The restructured First Lien credit agreement and Second Lien credit agreement require the Company to maintain certain financial and non-financial covenants, as defined in the credit agreements. The Company was in compliance with all covenants as of December 31, 2020 and 2019.

PTNIH assumed PTN’s obligation as the borrower under the restructured Second Lien credit agreement.

The restructured credit agreements include the following terms:

Restructured Terms	Restructured First Lien Credit Agreement	Restructured Second Lien Credit Agreement
Borrower	PT Network, LLC	PT Network Intermediate Holdings, LLC
Outstanding balance of term loans	$127,718,900	$54,221,183
Revolving loan commitment	$10,000,000	-
Interest rates:
Index rate loans - cash	Index rate plus 4.5%	Index rate plus 9%
LIBOR loans - cash	LIBOR (floor 1%) plus 5.5%	LIBOR (floor 1%) plus 10%
PIK – subject to terms of credit agreement	2%
Maturity date	November 30, 2023	November 30, 2024
Loan amortization - quarterly	0% through March 31, 2020	Due at maturity
	0.25% through March 31, 2022
	0.50% thereafter

Additionally, the Company incurred costs from lenders and third parties from the restructuring transaction. Certain forbearance and restructuring fees that are due upon the maturity of these credit agreements.

The outstanding balances on the First Lien term loan at December 31, 2020 and 2019 were $130,165,547 and $128,492,925, respectively. The outstanding balances on the Second Lien term loan at December 31, 2020 and 2019 were $64,745,420 and $57,690,888, respectively. The outstanding balances on the Company’s Paycheck Protection Program (PPP) loan at December 31, 2020 and 2019 were $10,000,000 and $0. The Company included the PPP loan in debt maturing in 2022 in the table below. Refer to Note 14 for additional information regarding the Company’s PPP loan. In accordance with the restructured credit agreements, and the Company’s PPP loan note, aggregate future maturities required on long-term debt are as follows:

PTN’s revolving line-of-credit from the First Lien lenders had a balance of $5,000,000 at January 1, 2019. In January 2019, PTN drew $2,962,141 on this facility to service the interest on the First Lien term loan. The total amount borrowed on the revolving line-of-credit was $7,962,141, which was paid off as part of the restructuring. There was no balance on the revolving line-of-credit at December 31, 2020 and 2019. The interest rate on the revolver was 10.00%.

Debt issuance costs, which are classified as a reduction to the carrying amount of the debt above, consist of the following at December 31, 2020 and 2019:

Amortization of debt issuance costs was $1,316,602 and $1,537,075 for the years ended December 31, 2020 and 2019, and is included in interest expense on the consolidated statements of operations. Amortization for the next four years is as follows:

Interest expense of $19,549,483 and $19,162,775 and commitment fee expense of $49,444 and $30,956 for the years ended December 31, 2020 and 2019 are included in interest expense on the consolidated statements of operations. Accrued interest and commitment fees on the First and Second Lien Credit Agreements was $1,818,958 and $2,075,610 at December 31, 2020 and 2019, respectively. Accrued interest on the First and Second Lien Credit agreements that will be paid-in-kind was $2,100,734 and $2,074,971 at December 31, 2020 and 2019, respectively. Both accrued interest and accrued interest – PIK notes are disclosed on the face of the consolidated balance sheet.

The Company recorded a loss on extinguishment of debt of $1,042,822 during 2019 in conjunction with the restructuring transaction. This expense is part of interest expense on the consolidated statements of operations.

Refer to Note 14 for additional information on the Company’s PPP borrowings.

Note 6. Employee Benefit Plans

The operating company sponsors the Pivot Physical Therapy 401(k) Plan for the benefit of substantially all employees of PTN. Under the plan, employees can contribute a portion of their compensation on a pre- or post- tax basis. The Company has the option to make matching contributions to the plan. The Company’s matching contribution expense was $1,106,916 and $978,790 for the years ended December 31, 2020 and 2019, and amounts unpaid are included in accrued compensation expenses on the consolidated balance sheet.

Note 7. Commitments and Contingencies

Operating Leases

The Company has operating leases for equipment and for each of its operating and corporate locations, which expire at various dates through October 2030. The Company’s future minimum rental commitments with original or remaining terms in excess of one year are as follows:

The minimum lease payments above do not include common area and maintenance (CAM) charges, which are also required contractual obligations under the operating leases. They also include the minimum lease terms and not optional renewal periods. The CAM charges are not fixed and can fluctuate from year to year. Rent expense, including CAM charges, was $19,297,674 and $20,345,784 for the years ended December 31, 2020 and 2019, respectively, and is included as a component of occupancy expense or corporate office costs on the consolidated statements of operations, depending on the nature and use of the underlying asset.

Self-Insurance

The Company has a self-insurance medical and dental plan for its employees. Losses are limited through the use of stop-loss policies from reinsurers. Specific losses for claims are limited to $150,000 annually per covered employee. The Company’s aggregate annual loss limitation is based on a formula that considers, among other things, the total number of employees. The Company paid claims of $8,323,272 and $7,159,591 during the years ended December 31, 2020 and 2019, respectively. The Company accrued an estimate for claims payable totaling $692,491 and

$729,588 at December 31, 2020 and 2019, respectively.

Note 8. Related Party Transactions

Lease Agreements

The Company leases office space for certain of its operating locations and one of its corporate locations from real estate holding companies owned by employees or officers of the Company. Rent expense for these facilities was approximately $2,359,359 and $2,401,271 for the years ended December 31, 2020 and 2019, respectively, and is included as a component of occupancy costs or corporate costs, depending on the use of the underlying asset, on the consolidated statements of operations.

Note 9.  Certain Significant Risks and Uncertainties

Government Regulation

The Company and others in the health care business are subject to certain inherent risks, including the following.

Substantial dependence on revenue derived from reimbursement by the federal Medicare and state

Medicaid programs, which have been drastically cut in recent years and which entail exposure to various healthcare fraud statutes; government regulations, government budgetary constraints, and proposed legislative and regulatory changes; and lawsuits alleging malpractice and related claims. Such inherent risks require the use of certain management estimates in the preparation of the Company’s financial statements and it is reasonably possible that a change in such estimates may occur in the near term.

The Company’s operations are subject to a variety of federal, state, and local legal and regulatory risks,

including without limitation, the federal Anti-Kickback statute and the federal Ethics in Patient Referral Act (so-called Stark Law), many of which apply to virtually all companies engaged in the health care services industry. The Anti-Kickback statute prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. The Stark Law prohibits, with limited exceptions, financial relationships between ancillary service providers and referring physicians.

The Medicaid and Medicare programs are highly regulated. Compliance with laws and regulations governing the Medicare and Medicaid programs is subject to government review and interpretation, as well as significant regulatory action, including fines, penalties and possible exclusion from the Medicare and Medicaid programs. The failure of the Company to comply with applicable reimbursement regulations could adversely affect the Company’s business. It is not possible to quantify fully the effect of potential legislative or regulatory changes, the administration of such legislation or any other governmental initiatives on the Company’s business. Accordingly, there can be no assurance that the impact of these changes or any future health care legislation will not adversely affect the Company’s business. There can be no assurance that payments under governmental and private third-party payer programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs.

The Company’s financial condition and results of operations may be materially and adversely affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays. In addition, under the Medicare program, if the federal government makes a formal demand for reimbursement, even related to contested items, payment must be made for those items before the provider is given an opportunity to appeal and resolve the case.

Malpractice Insurance

The Company has malpractice insurance policies covering all therapists providing services for the Company. The insurance coverage is $1,000,000 per incident and $3,000,000 aggregate per Named Insured entity per policy year subject to a $10,000,000 policy aggregate. The Company also purchases $10,000,000 in excess liability coverage. The Company believes this is adequate coverage to protect against any outstanding claims and litigation.

Litigation

The Company is involved in claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of activities or liquidity. See Note 12 for further discussion of certain settlement agreements reached in 2019.

COVID-19

The Company is aware of certain risks regarding the spread of COVID-19, a disease caused by a novel strain of coronavirus. On March 11, 2020 the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020 a national emergency was declared in the U.S. State and local governments, including regions in which the Company operates, have imposed measures to curtail certain aspects of public life including stay-at-home orders and bans on elective surgeries. The containment measures taken by state and local governments negatively impacted the physical therapy business. The industrial injury prevention business was less impacted by the pandemic.

The Company expects that its business could continue to be adversely affected by risks, including the public perception of risks, related to the COVID-19 outbreak and efforts taken to contain it. These risks, and the public perception of the risks, caused, and can be expected to continue to cause, patients to avoid public places, including the Company’s clinics and operations. Furthermore, the overall economic impact of the pandemic could also adversely affect our patients' financial condition, resulting in reduced spending for the healthcare services the Company provides. Risks related to the COVID-19 outbreak have led to the closures of certain clinics and could lead to the complete or partial closure of additional clinics and operations.

In response, management developed a range of forecasts assuming various scenarios, and has developed specific plans given known circumstances through December 2020 and estimates over a range of time horizons. Management’s plans included reductions in variable costs in response to reductions in demand, including compensation and benefits, general and administrative, and certain corporate expenses. A thorough assessment was completed across the organization to identify both fixed and variable cost reduction opportunities, including negotiating rent deferments and abatements for the Company’s numerous leases. The Company also applied for and received funding from various sources established by the CARES Act. Refer to Note 14 for additional information on CARES Act funding received by the Company in 2020. In addition, a substantial portion of the Company’s outstanding borrowings are due in 2023 and 2024, further alleviating financing needs for a period of not less than 12 months from the financial statements issuance date.

Based on information currently available to it and known trends, management’s view is that it is probable that its overall plan and related cost reduction activities will appropriately alleviate the risk of material adverse impact to the Company from the COVID-19 outbreak, and that the Company will be able to continue to meet its obligations as they become due for at least the next 12 months.

Note 10. Income Taxes

New Tax Legislation

The United States government approved and signed into law on December 22, 2017, the Tax Cuts and Jobs Act reform legislation. This legislation makes significant changes in U.S. tax law including a reduction in the corporate tax rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduced the U.S. corporate tax rate from the current graduated system, with a top rate of 35%, to a flat rate of 21% starting in 2018.

Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The components of the provision for income taxes for the years ended December 31, 2020 and 2019 are as follows:

Income tax expense is included on the consolidated statements of operations.

The Company has recorded a valuation allowance for the years ended December 31, 2020 and 2019 of $514,969 and $429,415, respectively, as management does not expect to realize the full benefit of interest deductions in future years. The net deferred tax liability is part of other non-current liabilities on the consolidated balances sheet.

The expense for income taxes differs from the amount computed by applying the statutory federal income tax rate to loss before provision for income taxes. For the years ended December 31, 2020 and 2019, the Company had a benefit for income taxes of $260,845 and an expense of $367,076, respectively. The significant difference between actual tax expense and the amount computed by applying the statutory federal income tax rate to the loss before provision for income taxes is due to the fact that substantially all of the Company's loss before income taxes is not subject to federal or state income taxes due to its tax status as a partnership.

Temporary differences between the financial reporting carrying amounts and the tax basis of assets and liabilities give rise to deferred taxes. The components of the deferred income tax assets and liabilities for the years ended December 31, 2020 and 2019 are as follows:

Deferred tax assets:	2020	2019
Federal net operating loss carryforward	$ 68,086	$ 9,956
State net operating loss carryforward	86,150	73,717
Interest deduction limitation	514,968	429,415
Accrued vacation	20,989	14,609
Other	7,514	25,432
Total deferred tax assets	697,707	553,129
Deferred tax liabilities:		
Property and equipment	17,699	195,492
Other	-	24,028
Total deferred tax liabilities	17,699	219,520
	680,008	333,609
Less valuation allowance	(514,969)	(429,415)
Net deferred tax asset/(liability)	$ 165,039	$ (95,806)

General

The Company is subject to income taxes in the U.S. federal and Pennsylvania tax jurisdictions. Tax regulations within each jurisdiction are subject to the interpretations of the related tax laws and regulations and require significant judgement to apply.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion, or all of the deferred tax assets, will not be realizable. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As noted above, the Company has recorded a valuation allowance of $514,969 and $429,415 for the years ended December 31, 2020 and 2019, respectively, against the deferred tax asset arising from interest expense disallowed pursuant to IRC section 163(j). Other than this amount, the Company believes that it is more likely than not that the net deferred tax assets as shown above will be realized when future taxable income is generated through the reversal of existing taxable temporary differences and income that is expected to be generated by businesses that have a history of generating taxable income.

ASC Topic 740 prescribes a minimum recognition threshold and measurement attribute methodology for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company did not have unrecognized tax benefits for the years ended December 31, 2020 and 2019 and does not anticipate this to change significantly over the next 12 months. The Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

The Company is subject to audit for all open years in which the statute of limitations is open. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations for the years before 2017. The Company is not currently under examination by any taxing authorities.

Note 11.  Members’ Equity

Equity prior to the Restructuring of Credit Agreements and Members’ Equity

The Company had preferred units and common units authorized, issued and outstanding as of December 31, 2018, and for the portion of the fiscal year 2019 prior to the restructuring of credit agreements and members equity that occurred on June 28, 2019. See Note 5 for additional details regarding the restructuring.

Equity after the Restructuring of Credit Agreements and Members’ Equity

Subsequent to the restructuring of credit agreements and members’ equity that occurred on June 28, 2019, the Company has seven classes of membership interests, Class A, Class B, Class C, Class D-1, Class D-2, Class E and Preferred Interests.

Upon any liquidation, dissolution, or change in control, the Company shall distribute from its assets the amounts in the order of priority set forth below but, in each case, only to the extent that all amounts then required to be paid ranking prior thereto have been paid in full.

Order of Liquidation	Interest Class	Liquidation Preference Amount
1	Preferred Interests	Preferred Return (as subsequently defined)
2	Preferred Interests	Preferred Invested Capital
3	Class A Common Interests	Class A Common Invested Capital
4	All Classes of Common Interests

Assets distributed ratably to each class with the exception of the following:

●Class C common units’ share of allocations is increased, and Class A common units’ share of allocations is correspondingly decreased, upon certain cumulative distribution thresholds

●Class D-1 interests that are subject to a 50% reduction in distributions in excess of a specified enterprise value

●Class D-2 common units are allocated 5% of such distributions in excess of a specified enterprise value

Common Interests

Class A common interests are held by the Second Lien Lenders and are the only interests with voting rights. Additionally, Class A common interests have preference in liquidation and distribution compared to other classes of common interests, up to the amount of Class A invested capital. As of December 31, 2020 and 2019, Class A invested capital totaled $8,580,000 and $7,180,000, respectively. All classes of common interests are junior to First and Second Lien Debt, as well as Preferred Interests with regards to all distributions, including distributions from liquidation, dissolution or change in control.

In the event of change in control, common interests are entitled to distributions of such change in control proceeds in accordance with the distribution preferences. In the event of a successful initial public offering, all common interest holders have the right to require the Company to convert their common interests into the common stock issued in connection with the initial public offering. An initial public offering is not contemplated at this time.

Pursuant to the RSA executed on June 28, 2019, the preferred interest holders and the common interest holders have modified the LLC agreement of the Company in order to provide certain restrictions on the transfer of members’ interests, to grant first refusal and co-sale rights to the Company and to certain of the preferred interest holders, and to provide for obligations to participate in certain sales of capital stock of the Company.

In December 2019, the Company’s Board approved a Long-Term Management Incentive Plan which allows for the issuance of Class E interests to certain members of management. Interest units under this plan were issued throughout 2020.

Redeemable Preferred Interests

The redeemable preferred interests are held by the Second Lien Lenders and were recorded at the amount of cash received at the date the interests were issued. Each interest has a liquidation preference equal to the applicable original issue price, plus the Preferred Return of LIBOR (floor of 1.00%) plus 10.00% compounded annually.

Second Lien Lenders have a controlling interest in the Company through their Class A interests, therefore the preferred interests are redeemable at the option of the holders as the Second Lien Lenders have the power to direct the Company to make the distributions to redeem the preferred interests. Furthermore, in connection with a successful initial public offering, the redeemable preferred interest holders have the right to either exchange their preferred interests for the common stock issued in connection with the initial public offering, or redeem the preferred interests, for cash, at the value equal to the aforementioned liquidation preference. If the holders elect to convert to newly issued common stock, redeemable preferred interests would be converted into common stock at an amount equal to the preferred interest liquidation preference divided by the price at which the shares of common stock are sold to the public in an initial public offering.

As the preferred interests are redeemable, and the redemption is not solely in control of the Company, the Company has separately presented redeemable preferred stock from permanent equity and reports these interests on the consolidated balance sheets in a mezzanine equity section. In the Company’s financial statements, the value of the preferred interests is increased each period by the amount of preferred return. Furthermore, the liquidation preference is reflected as accretion of redeemable preferred interests in the consolidated statements of operations and is accounted for as an increase to net loss attributable to common interest holders. The accretion amount for the years ended December 31, 2020 and 2019 was $1,415,700 and $663,257, respectively.

In connection with their ownership of the Class A common interests and redeemable preferred interests, the Second Lien Holders are obligated to make additional cash contributions up to $10,000,000 in the event that the Company’s operating cash levels are below a certain threshold for a number of consecutive days. Such cash contributions are allocated 40% to Class A common interests and 60% redeemable preferred interest capital accounts. During the years ended December 31, 2020 and 2019, Second Lien Lenders have contributed $3,500,000 and $2,950,000 of additional capital, respectively.

Note 12. Other Liabilities

In June 2019, the Company entered into confidential settlement and release agreements with related parties. The first settlement agreement provides for payments totaling $4,000,000. The second settlement agreement provides for payments totaling $2,000,000. These settlements have been recognized as other expense on the consolidated statements of operations, and as other current or other non-current liabilities on the consolidated balance sheets at December 31, 2019. The company made payments of $1,630,952 and $3,833,333 for the years ended December 31, 2020 and 2019, respectively.

In December 2019, the Company entered into a confidential settlement and release agreement with a third party.

The agreement provides for payments totaling $2,075,000.This settlement has been recognized as other expense on the consolidated statements of operations, and as other current or other non-current liabilities on the consolidated balance sheets as of December 31, 2019. This liability has been satisfied as of December 31, 2020.

Note 13. Restructuring Costs

Restructuring costs include charges associated with exit or disposal activities that meet the definition of restructuring under FASB ASC Topic 420, Exit or Disposal Cost Obligations. Restructuring costs incurred under these plans include (i) one-time termination benefits related to employee separations, and (ii) contract termination costs, including the costs for closing outpatient physical therapy operating locations. Restructuring liabilities are recorded in accrued expenses and other non-current liabilities on the consolidated balance sheets.

The following table shows the activity in accrued restructuring and related charges for the years ended December 31, 2020 and 2019:

Note 14.  CARES Act

Provider Relief Funds

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted. The CARES Act provided additional waivers, reimbursement, grants and other funds to assist health care providers during the COVID-19 pandemic, including appropriations for the Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund, to be used for preventing, preparing, and responding to COVID-19, and for reimbursing “eligible health care providers for health care related expenses or lost revenues that are attributable to coronavirus.” These health care related expenses could include costs associated with constructing temporary structures or emergency operation centers, retrofitting facilities, purchasing medical supplies and equipment including personal protective equipment and testing supplies, and increasing workforce and trainings. The Company is able to use payments received under the Provider Relief Fund through June 30, 2021.

On December 27, 2020, the Coronavirus Response and Relief Supplemental Appropriations Act of 2021 (“CRRSA Act”) was signed into law. The CRRSA Act legislated certain provisions and reporting requirements associated with the payments received under the Provider Relief Fund, including provisions surrounding how an entity should calculate lost revenues and a provision specifying that a parent organization may allocate all or a portion of the General and Targeted Distributions it has received among its other subsidiaries. As discussed above, the payments received under the Provider Relief Fund are to be used for health care related expenses and lost revenues attributable to the COVID-19 pandemic. These amounts, which are to be calculated in accordance with the terms and conditions set forth by the Department of Health and Human Services (“HHS”), must be determined for each of the Company’s subsidiaries by taxpayer identification number. Further, the payments are to be applied first against health care related expenses and then applied to lost revenue attributable to the COVID-19 pandemic.

On January 15, 2021, HHS released an updated post-payment notice of reporting requirements which incorporates the provisions of the CRRSA Act. HHS continues to release updated guidance and new or modified responses to Frequently Asked Questions regarding the Provider Relief Fund payments. The Company believes that any changes made to the terms and conditions from those contained in the CRRSA Act are a change to, rather than clarification of, the terms and conditions which existed as of December 31, 2020. Further, the Company believes that the terms and conditions surrounding the Provider Relief Fund payments are subject to additional changes given the series of post-payment notices of reporting requirements and other guidance issued by HHS during the year ended December 31, 2020, which, in some instances, significantly altered the terms and conditions surrounding the Provider Relief Fund payments.

The Company’s consolidated subsidiaries received $3,141,085 of payments under the Provider Relief Fund as of December 31, 2020. Under the Company’s accounting policy, payments are recognized on the books and records of the Company’s subsidiaries as income when it is reasonably assured that it has complied with the terms and conditions of the funds. The Company evaluated its compliance with the terms and conditions set forth within the CRRSA Act and by HHS as of December 31, 2020, and recognized $3,141,085 as other operating income on the consolidated statements of operations.

Medicare Accelerated and Advance Payments Program

In accordance with the CARES Act, CMS temporarily expanded its current Accelerated and Advance Payment Program for Medicare providers. Under this program, qualified healthcare providers could receive advanced or accelerated payments from CMS. The Company’s consolidated subsidiaries received $7,770,162 of advanced payments under this program. These payments were received in April 2020.

On October 1, 2020, a short-term government funding bill was signed into law. This bill, among other things, extended the repayment terms for providers who received advanced payments under the Medicare Accelerated and Advance Payment Program. The bill modified the terms of repayment so that a provider can request no recoupment for one year after the advanced payment was issued, followed by a 25.0% recoupment of Medicare payments during the next 11 months, and 50.0% recoupment of Medicare payments during the last six months. Any amounts that remain unpaid after 29 months would be subject to a 4.0% interest rate.

Due to the mechanism in which the advanced payments are repaid, there is uncertainty surrounding when the Company will repay the advances it received under this program. Accordingly, amounts received under the Accelerated and Advance Payment Program are reflected in other current liabilities in the consolidated balance sheets as of December 31, 2020 until all performance obligations have been met as the payments were made on behalf of patients before services were provided.

Paycheck Protection Program

On April 21, 2020, the Company received loan proceeds in the amount of $10,000,000 under the Paycheck Protection Program (“PPP”) and has elected to account for the funds received in accordance with ASC Topic 470, Debt. The PPP, established as part of the CARES Act, enables the Small Business Administration (SBA) to guarantee low-interest rate loans to certain entities. The PPP loans may be partially or fully forgiven if employees are retained and funds are used for eligible expenses including payroll costs, costs to continue group healthcare benefits, mortgage payments, rent, utilities, and interest on other debt obligations. The Company believes it used these funds on eligible expenses during the covered period and applied for full forgiveness with the SBA. As of the date of these financial statements, the Company has not received a decision on its forgiveness application from the SBA.

The loan, which was in the form of a note dated April 18, 2020, matures on April 18, 2022 and bears interest at a rate of 1.00%. Payments are deferred during the deferral period, which began on the loan origination date and extends until a forgiveness decision is rendered by the SBA. The Company has elected to classify the outstanding balance of the loan as long-term debt on the consolidated balance sheets as of December 31, 2020 given it expects to receive forgiveness within the next operating cycle and as such, the balance does not represent an expected use of current resources. Any unforgiven portion of the PPP loan would be payable under the terms of the note.

Employer Payroll Tax Deferral

In April 2020, the Company began deferring payment on its share of payroll taxes owed, as allowed by the CARES Act through December 31, 2020. The Company is able to defer half of its share of payroll taxes owed until December 31, 2021, with the remaining half due on December 31, 2022. As of December 31, 2020, the Company deferred $5,166,294 of payroll taxes. These amounts are reflected in accrued compensation expenses and other non-current liabilities on the consolidated balance sheets as of December 31, 2020.

Note 15.  Subsequent Events

The Company evaluated subsequent events through March 22, 2021, the date which the consolidated financial statements were issued.

On March 1, 2021, the Company entered into the Third Amendment to the Amended and Restated Credit Agreement. There was no change to the Company’s borrowings under this Third Amendment.

On March 1, 2021, the Company acquired all of the capital stock of Physical Therapy Enterprises, Inc., a Virginia Corporation, which operates a single physical therapy clinic based in Norfolk, VA for $2,200,000 of cash consideration and $800,000 of contingent consideration. Of the $2,200,000 cash consideration, $836,000 was paid at closing and the remainder is payable through June 2023 as defined in the purchase agreement. The Company has not completed the accounting for this transaction as of the date of these financial statements.

On March 1, 2021, the Company acquired certain assets of two physical therapy companies based in Rockville, MD and Hagerstown, MD for $135,882 paid in cash on the closing date. The Company has not completed the accounting for this transaction as of the date of these financial statements.

Schedule I: Condensed Parent Company Financial Statements

Schedule I: Condensed Parent Company Financial Statements (continued)

	2020	2019
Operating costs:		
Management and board fees	$ 112,500	$ 171,667
Operating loss	(112,500)	(171,667)
Interest expense	7,410,538	5,151,426
Equity in net loss of subsidiaries	15,938,943	25,983,842
Total net loss	(23,461,981)	(31,306,935)
Accretion of redeemable preferred interests	1,415,700	663,257
Net loss attributable to common interests	$ (24,877,681)	$ (31,970,192)

See notes to condensed financial statements.

Schedule I: Condensed Parent Company Financial Statements (continued)

PT Network Intermediate Holdings, LLC
Statements of Cash Flows (Parent Company Only)
For the Years Ended December 31, 2020 and 2019

PT Network Intermediate Holdings, LLC (PTNIH) does not maintain a bank account as all cash transactions are at the PT Network, LLC (PTN) level or other consolidated subsidiaries. There was no cash activity for the years ended December 31, 2020 and 2019 at the PTNIH level.

PTNIH had the following non-cash investing and financing activity for the years ended December 31, 2020 and 2019:

See notes to condensed financial statements.

Note 1. Basis of Presentation

PTNIH is a holding company and conducts substantially all of its business operations through its subsidiaries. These condensed Parent Company financial statements and related notes have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of PTNIH exceed 25% of the consolidated net assets of PTNIH as stipulated by Rule 5-04, Section I from Regulation S-X. The ability of the operating subsidiaries to pay dividends is restricted due to the terms of the subsidiaries’ credit agreement as defined in Note 5 to the consolidated financial statements. The total amount of such restricted net assets totaled $84,654,900 and $97,206,343 at December 31, 2020 and 2019, respectively. Any information, other than listed herein, is omitted as the information is either not applicable or has been furnished in the consolidated financial statements or notes thereto. These statements should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements.

Note 2. Long-Term Debt

In April 2019, the Second Lien Agent and each Second Lien Lender entered into a Restructuring Support Agreement (RSA) with respect to a proposed restructuring of the Loan Parties, which provided for consensual restructuring of the Company’s debt and equity structure (Restructuring). This agreement was amended and restated in June 2019. PTNIH assumed the Company’s obligation as the borrower under the restructured Second Lien credit agreement.

In accordance with the Restructured Second Lien Credit Agreement, future maturities required on long-term debt are as follows:

Debt issuance costs, which are classified as a reduction to the carrying amount of the debt above, consist of the following at December 31, 2020 and 2019:

Amortization of debt issuance costs was $331,075 and $352,238 for the years ended December 31, 2020 and 2019, and is included in interest expense on the condensed statements of operations. Amortization for the next four years is as follows:

Interest expense of $7,079,463 and $3,599,322 for the years ended December 31, 2020 and 2019 are included in interest expense on the condensed statements of operations. Accrued interest on the Second Lien Credit agreement that will be paid-in-kind was $1,543,099 and $1,518,168 at December 31, 2020 and 2019, respectively. Accrued interest – PIK notes is disclosed on the face of the condensed balance sheet.

See Note 5 of the consolidated financial statements for additional information regarding the long-term obligations of PTNIH and its consolidated subsidiaries.

Note 3. Guarantees

All loans under the Restructured First Lien Credit Agreement discussed in Note 5 of the consolidated financial statements are collateralized by substantially all of the assets of PTNIH, PTN, and its subsidiaries, including the equity interests held by such entities.  All loans under the Restructured Second Lien Credit Agreement discussed in Note 5 of the consolidated financial statements are collateralized by PTNIH’s limited liability company membership interest in PTN.

See Note 5 of the Consolidated Financial Statements in this Report for information regarding the guarantees provided by PTNIH.